        As filed with the Securities and Exchange Commission on August 25, 1997
                                                    Registration No. 333 - 4520

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                               RACI HOLDING, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                           51-0350929
            (State or other jurisdiction of          (I.R.S. Employer
            incorporation or organization)         Identification No.)


                              870 REMINGTON DRIVE
                                  P.O. BOX 700
                      MADISON, NORTH CAROLINA  27025-0700
                    (Address of Principal Executive Offices
                              including Zip Code)

                RACI HOLDING, INC. DIRECTOR STOCK PURCHASE PLAN
                            (Full title of the Plan)

                                 MARK A. LITTLE
                    VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                 AND CONTROLLER
                          REMINGTON ARMS COMPANY, INC.
                              870 REMINGTON DRIVE
                                  P.O. BOX 700
                      MADISON, NORTH CAROLINA  27025-0700
                                 (910) 548-8831
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE


                       Title of securities                      Proposed              Proposed maximum
                                to             Amount to be     maximum offering      aggregate offering       Amount of
     Plan Name            be registered         registered      price per unit              price            registration fee
------------------------------------------------------------------------------------------------------------------------------
RACI Holding, Inc.        Class A Common          12,500(1)          $100.00(2)           $1,250,000(2)            $378.79
Director Stock            Stock, par value
Purchase Plan             $.01 per share
(the "Stock
Purchase Plan")
------------------------------------------------------------------------------------------------------------------------------




(1) Consists of shares of Class A Common Stock to be issued pursuant to the Stock Purchase Plan. Such indeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.

(2) Determined pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     Incorporated by reference in this Registration Statement are the following documents heretofore filed by RACI Holding, Inc., a Delaware corporation, ("Holding") and its wholly-owned subsidiary Remington Arms Company, Inc., a Delaware corporation formerly known as RACI Acquisition Corporation ("Remington" and together with Holding, the "Company"), with the Securities and Exchange Com mission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          (a) The latest prospectus filed in connection with the exchange offer by Remington of Senior Subordinated Notes and Holding's Guarantee thereof, forming a part of their Registration Statement on Form S-4, as amended, Registration No. 333-4520-01, 333-4520 (the "Form S-4"), pursuant to Section 10 of the Securities Act and Rule 424(b)(3) thereunder; and

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's 1996 fiscal year.

          All documents subsequently filed by Holding pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of the post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents.


Item 4.   DESCRIPTION OF SECURITIES

          The following description of the Class A Common Stock of Holding, par value $.01 per share (the "Class A Common Stock"), does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of Holding's Certificate of Incorporation and By-laws and the Registration and Participation Agreement, dated as of November 30, 1993, among Holding and The Clayton & Dubilier Private Equity Fund IV Limited Partnership (the "Registration and Participation Agreement") and the director stock subscription agreements (the "Stock Subscription Agreements") to be entered into by and between Holding and each of the participants (the "Director Investors") in the Stock Purchase Plan, in connection with the purchase of the shares of Class A Common Stock being registered hereby. Copies of the Certificate of Incorporation and the By-laws have been filed as exhibits hereto. Copies of the Registration and Participation Agreement and the form of the Stock Subscription Agreement are filed as exhibits hereto.

          Holding's authorized capital stock consists of 1,250,000 shares of Class A Common Stock and 1,250,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which are identical to the Class A Common Stock except as to voting and conversion rights.

     Voting Rights

          Each holder of shares of Class A Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of Class A Common Stock are not entitled to cumulative votes in the election of directors. Any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.

     Dividend Rights

          The holders of Class A Common Stock are entitled to dividends and other distributions if, as and when declared by the Board of Directors of Holding out of assets legally available therefor, subject to restrictions set forth in the financing agreements of Holding and its subsidiaries and restrictions, if any, imposed by other indebtedness outstanding from time to time. The holders of Class A Common Stock and Class B Common Stock are entitled to equivalent per share dividends and distributions.

     Other Rights

          Upon the liquidation, dissolution or winding up of Holding, the holders of shares of Class A Common Stock will be entitled to share pro rata (on an equal basis with the holders of the Class B Common Stock) in the distribution of all of Holding's assets remaining available for distribution after satisfaction of all its liabilities. Except pursuant to the terms of the Registration and Participation Agreement, the holders of Common Stock have no preemptive or other subscription rights to purchase shares of Holding, nor are they entitled to the benefits of any sinking fund provisions. No share of Common Stock issued in connection with or outstanding prior to the date of this offering is subject to any further call or assessment.

          The Registration and Participation Agreement gives certain holders of Common Stock, including any holder of the Class A Common Stock being registered hereby that is an accredited investor (as defined in Rule 501 of Regulation D under the Securities Act), a right to purchase, under certain circumstances, additional shares of Common Stock if additional shares are proposed to be issued to the C&D Fund IV or any "affiliate" (as defined therein) of C&D Fund IV, on the same terms and conditions as such issuance, such that such holder would have the opportunity to hold the same percentage of shares of the Company's capital stock (on a fully diluted basis) after giving effect to such issuance, as such holder held immediately prior thereto.

     Exchange Rights

          Each record holder of Class A Common Stock is entitled to exchange any or all of the shares of such holder's Class A Common Stock for the same number of shares of Class B Common Stock, provided that no holder of Class A Common
                                   --------
Stock is entitled to exchange any share or shares of Class A Common Stock unless such holder or its affiliates would otherwise directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by Holding than such holder and its affiliates are permitted to own, control or have power to vote under any law, regulation, order, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates if such shares were not exchanged.

          There are no shares of Class B Common Stock outstanding. Under Holding's certificate of incorporation, however, each holder of record of Class B Common Stock will be entitled to convert any or all of such shares into the same number of shares of Class A Common Stock, provided that such conversion
                                               --------
would not result in such holder and its affiliates, directly or indirectly, owning, controlling or having the power to vote a greater quantity of securities of any kind issued by Holding than such holder and its affiliates are permitted to own, control or have the power to vote under applicable laws, rules, regulations, orders or other requirement of any governmental authority at any time applicable to such holders and its affiliates.

     Transfer Agent and Registrar

          Holding shall initially serve as the transfer agent and registrar for the shares of Common Stock.

     Transfer Restrictions

          The shares of Class A Common Stock being registered hereunder will not be transferable prior to an initial public offering of the Class A Common Stock led by one or more underwriters (a "Public Offering") except pursuant to the terms of the Stock Subscription Agreements and the Registration and Participation Agreement.

          Pursuant to the Stock Subscription Agreements, Holding and C&D Fund IV will have successive rights of first refusal in the event that, prior to a Public Offering, a holder of any of the shares of Class A Common Stock being registered hereby proposes to transfer any such shares to any person.

          The Registration and Participation Agreement entitles holders of "registrable securities" (as defined therein and including, for this purpose, the shares of Class A Common Stock being registered hereby) to participate proportionately in certain "qualifying sales" of Common Stock by C&D Fund IV. Subject to certain qualifications, "qualifying sales" are generally sales of Common Stock to a third party in a private transaction.

          The Registration and Participation Agreement also provides that, in the event Holding files a registration statement under the Securities Act with respect to a public offering, the parties thereto and the other beneficiaries thereof, including the holders of the shares of Class A Common Stock being registered hereby, will not effect any public sale (including a sale under Rule 144 of the Securities Act) or distribution of any shares of Common Stock (other than as part of such public offering) during the 20 days prior to and the 180 days after the effective date of such registration statement.

          All of the currently outstanding Common Stock is bound by and entitled to the benefits of the Registration and Participation Agreement. The Registration and Participation Agreement may be amended or waived with the written consent of the holder or holders of at least a majority of the shares of "registrable securities" (as defined therein and including, for this purpose, the shares of Class A Common Stock being registered hereby).

     Take-Along Rights

          The Stock Subscription Agreement provides that so long as the C&D Fund IV holds a number of shares of the Common Stock equal to at least one-third of the Common Stock originally purchased by the C&D Fund IV at the closing of the acquisition by Remington of substantially all of the assets and business of Sporting Goods Properties, Inc. ("Sporting Goods"), and certain related assets of Sporting

Goods' parent E.I. du Pont de Nemours and Company, if the C&D Fund IV elects to sell all of its shares of Common Stock to a third party, the Director Investors will be obligated to sell all of their shares to the third party. The Director Investors will be required to sell their Shares on the same terms and at the same price as the C&D Fund IV.


Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          The validity of the shares of Class A Common Stock will be passed upon for Holding by Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022. Debevoise & Plimpton also acts and may hereafter act as counsel to Holding and its affiliates and as counsel to Clayton, Dubilier and Rice, Inc. ("CD&R"), a Delaware corporation and private investment firm that manages C&D Fund IV, the sole stockholder of Holding, and affiliates of CD&R and C&D Fund IV. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a general partner of Fund IV and a director of Holding.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best inter ests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers, directors and employees in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation in the performance of his duty. Where an officer, director or employee is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

          Article VI of Holding's By-Laws provides for indemnification by Holding of its directors, officers and employees to the full extent permitted by the DGCL. Pursuant to Section 145 of the DGCL, Holding has purchased insurance on behalf of its present and former directors, officers and employees against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

          Holding and Remington (the "Indemnifying Parties") have entered into an Indemnification Agreement with CD&R and C&D Fund IV (together with any other investment vehicle managed by CD&R, the "C&D Fund"). Under the Indemnification Agreement, the Indemnitees are CD&R, the C&D Fund, Clayton & Dubilier Associates IV Limited Partnership and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) and each other person who is or becomes a director or an officer of Holding or Remington.

          Pursuant to the Indemnification Agreement, the Indemnifying Parties have agreed to indemnify the Indemnitees (i) from and against all Obligations
                                          -
(defined as "collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors)), whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (A) the Securities Act, the
                                                  -
Exchange Act, or any other applicable securities or other laws, in connection with any offering of securities by Holding or Remington, any Related Document (defined as "any agreement, certificate, instrument or other document to which Holding or Remington may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to any offering of securities by Remington or Holding or any of the transactions contemplated thereby, including without limitation, in each case as the same may be amended, modified, waived or supplemented from time to time") or any of the transactions contemplated thereby, (B); any other action or failure to act of
                                    -
Holding, the Company, or any of their predecessors, whether such action or failure has occurred or is yet to occur or (C) except in cases of gross
                                            -
negligence or intentional misconduct by CD&R, the performance by CD&R of management consulting, monitoring, financial advisory or other services for Holding or the Company; and (ii) to the fullest extent permitted by Delaware
                             --
law, from and against any and all Obligations in any way resulting from, arising out of or in connection with, based upon or relating to (A) the fact that such
                                                         -
Indemnitee is or was a director or an officer of Remington or Holding, as the case may be, or is or was serving at the request of such corporation as a director, officer, employee or agent of or advisor or consultant to another corporation, partnership, joint venture, trust or other enterprise or (B) any breach or
                                                          -
alleged breach by such Indemnitee of his or her fiduciary duty as a director or an officer of Holding or Remington, as the case may be.

          In addition, the Indemnifying Parties have agreed to indemnify, defend and hold harmless each Indemnitee from and against any and all Obligations resulting from, arising out of or in connection with, based upon or relating to liabilities under the Securities Act, the Exchange Act or any other applicable securities or other laws, rules or regulations in connection with (i) the
                                                                   -
inaccuracy or breach of or default under any representation, warranty, covenant or agreement in any Related Document, (ii) any untrue statement or alleged
                                       --
untrue statement of a material fact contained in any Related Document or (iii)
                                                                          ---
any omission or alleged omission to state in any Related Document a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, neither Remington or Holding is obligated to defend such Indemnitee from and against any such Obligation to the extent that such Obligation arises out of or is based upon an untrue statement or omission made in such Related Document in reliance upon and in conformity with written information furnished to Remington or Holding, as the case may be, in an instrument duly executed by such Indemnitee and specifically stating that it is for use in the preparation of such Related Document.


Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


Item 8.   EXHIBITS

          An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on pages 12 through 14.

Item 9. UNDERTAKINGS

        (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or
        Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  Subsequent Exchange Act Documents.  The undersigned Registrant
             ---------------------------------
hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Indemnification.  Insofar as indemnification for liabilities
               ---------------
arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


          The Registrant.  Pursuant to the requirements of the Securities Act of
          --------------
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of North Carolina, on the 22nd day of August, 1997.

                              RACI HOLDING, INC.



                              By:/s/ Hubbard C. Howe
                                 ----------------------
                                 Hubbard C. Howe
                                 Chairman, Chief
                                 Executive Officer
                                 and Director

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                      Title                       Date
----------                      -----                       ----


/s/ Hubbard C. Howe             Chairman, Chief             August 22 1997
------------------------------  Executive Officer and
    Hubbard C. Howe             Director

/s/ Thomas L. Millner           President, Chief            August 22, 1997
------------------------------  Operating
    Thomas L. Millner           Officer and Director

/s/ Mark A. Little              Vice President, Chief       August 22, 1997
------------------------------  Financial Officer and
    Mark A. Little              Controller
                                (Principal Financial and
                                Accounting Officer)

/s/ Stephen D. Bechtel, Jr.*
------------------------------  Director                    August 22, 1997
    Stephen D. Bechtel, Jr.

/s/ Bobby R. Brown*             Director                    August 22, 1997
------------------------------
    Bobby R. Brown

/s/ Richard C. Dresdale*        Director                    August 22, 1997
------------------------------
    Richard C. Dresdale

/s/ Richard A. Gilleland*       Director                    August 22, 1997
------------------------------
    Richard A. Gilleland

/s/ Richard E. Heckert*         Director                    August 22, 1997
------------------------------
    Richard E. Heckert

/s/ Leon J. Hendrix, Jr.*       Director                    August 22, 1997
------------------------------
    Leon J. Hendrix, Jr.

/s/ Joseph L. Rice, III*        Director                    August 22, 1997
------------------------------
    Joseph L. Rice, III

/s/ H. Norman Schwarzkopf*      Director                    August 22, 1997
------------------------------
    H. Norman Schwarzkopf

*By: /s/ Samuel G. Grecco       Attorney-in-fact            August 22, 1997
------------------------------
     Samuel G. Grecco

                               Index to Exhibits
                               -----------------


Exhibit
  No.                         Description of Exhibit
--------------------------------------------------------------------------------------------
    4.1  Form of Director Stock Subscription Agreement between
         Holding and the purchasers named therein (filed as an Exhibit hereto).

    4.2 Form of Director Stock Purchase Plan between Holding and the parties named therein (filed as an Exhibit hereto).

    4.3 Registration and Participation Agreement, between Holding and C&D Fund IV, dated as of November 30, 1993 (filed as an Exhibit hereto).

    4.4 By-Laws of Holding (incorporated herein by reference to Exhibit 3.2 to the Form S-4).

    4.5 Certificate of Incorporation of Holding (incorporated herein by reference to Exhibit 3.1 to the Form S-4).

    4.6  Credit Agreement, dated as of November 30, 1993, among
         Remington, the lenders named therein, The Chase Manhattan
         Bank, N.A., Chemical Bank ("Chemical") and Union Bank of
         Switzerland, as co-agents, and Chemical, as administrative agent (incorporated herein by reference to Exhibit 4.4 to the Form S-4).

    4.7  First Amendment, dated as of September 29, 1995, to the
         Credit Agreement referred to as Exhibit 4.6 above
         (incorporated herein by reference to Exhibit 4.5 to the Form
         S-4).

    4.8  Second Amendment, dated as of March 29, 1996, to the
         Credit Agreement referred to as Exhibit 4.6 above
         (incorporated herein by reference to Exhibit 4.6 to the Form
         S-4).

    4.9  Third Amendment, dated as of June 28, 1996, to the Credit
         Agreement referred to as Exhibit 4.6 above (incorporated herein by reference to Exhibit 4.7 to the Form S-4).


Exhibit
  No.                         Description of Exhibit
--------------------------------------------------------------------------------------------
   4.10  Fourth Amendment, dated as of December 30, 1996, to the
         Credit Agreement referred to as Exhibit 4.6 above
         (incorporated herein by reference to Exhibit 4.8 to the Form
         S-4).

   4.11  Indenture, dated as of November 30, 1993, among
         Remington, First Trust National Association, Holding, as
         Guarantor, and First Trust National Association, as Trustee, relating to the 9 1/2% Senior Subordinated Notes due 2003 of
         Remington (incorporated herein by reference to Exhibit 4.1 to the Form S-4).

   4.12  Specimen of Class A Common Stock Certificate, par value
         $.01 per share (filed as an exhibit hereto).

   4.13  Holding Stock Pledge Agreement, dated as of November 30,
         1993, between Holding and the Administrative Agent (in corporated herein by reference to Exhibit 4.13 to the Form S-4).

   4.14  RACI Holding, Inc. 1994 Directors' Stock Plan, adopted on
         June 2, 1994 (incorporated herein by reference to Exhibit 10.22 to the Form S-4).

   4.15  RACI Holding, Inc. Stock Purchase Plan, adopted on June 2,
         1994 (incorporated herein by reference to Exhibit 10.23 to the Form S-4).

   4.16  Amended and Restated RACI Holding, Inc. Stock Option
         Plan, adopted as of July 17, 1995 (incorporated herein by reference to Exhibit 10.24 to the Form S-4).

   4.17  Amendment No.1, effective as of July 22, 1996, to the
         Amended and Restated RACI Holding, Inc. Stock Option
         Plan referred to in Exhibit 4.19 above (incorporated herein by reference to Exhibit 10.25 to the Form S-4).

   4.18  RACI Holding, Inc. Director Stock Option Plan, adopted on
         July 22, 1996 (incorporated herein by reference to Exhib it 10.27 to the Form S-4).


Exhibit
  No.                         Description of Exhibit
--------------------------------------------------------------------------------------------
    5    Opinion of Debevoise & Plimpton (filed as an Exhibit hereto).

   23.1 Consent of Coopers & Lybrand L.L.P. (filed as an Exhibit hereto).

   24    Powers of Attorney (filed as Exhibits hereto).